UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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SCHEDULE 14A INFORMATION
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New Century Equity Holdings Corp.

(Name of Registrant as Specified in Its Charter)

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     The following press release was issued on May 12, 2004.

NEWS RELEASE

For Information Contact:
David P. Tusa, Executive Vice President and Chief Financial Officer
(210) 302-0410
david.tusa@newcenturyequity.com
www.newcenturyequity.com

May 12, 2004

NEW CENTURY EQUITY HOLDINGS CORP.
ANNOUNCES RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2004

SAN ANTONIO, TX...New Century Equity Holdings Corp. (OTC BB: NCEH) (the “Company” or “New Century”) announced today its results of operations for the three months ended March 31, 2004.

Results of Operations

Business Discussion

The Company’s balance sheet at March 31, 2004, reflects cash and cash equivalents of $4.4 million and stockholders’ equity of $9.9 million.

For the three months ended March 31, 2004, the Company’s statement of operations included a $1.2 million equity in net loss of affiliate. This amount represents the Company’s equity interest in the net loss of Princeton for the three months ended December 31, 2003 (recorded on a three month lag). Also, included in the first quarter 2004 statement of operations is $0.6 million of corporate general and administrative expenses.

Princeton

For the three months ended December 31, 2003, Princeton recorded revenues of $5.9 million, an operating loss of $3.8 million, an EBITDA (earnings before interest, taxes, depreciation and amortization) loss of $2.1 million and a net loss of $3.5 million. The EBITDA loss of $2.1 million, for the three months ended December 31, 2003, is calculated by excluding depreciation and amortization expense of $1.6 million and income tax benefit of $0.2 million from Princeton’s net loss of $3.5 million.

EBITDA is a key indicator that management uses to evaluate the operating performance of Princeton. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, it is included herein to provide additional information with respect to Princeton’s ability to meet future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Princeton’s revenues and net loss for the three months ended December 31, 2003 were adversely affected by the loss of certain customers.

The Company does not consolidate the accounts of Princeton in its financial statements, but rather discloses Princeton’s results in the Company’s footnotes to its financial statements consistent with the accounting for an equity investee.

Sale of Holdings in Princeton

Effective March 25, 2004, the Company entered into an agreement to sell all of its holdings in Princeton for $10.0 million in cash to existing and new investors of Princeton. This agreement was executed in conjunction with an equity financing that infused an additional $10.3 million in Princeton for working capital purposes. Subsequent to this financing and prior to the closing of the sale of the Company’s holdings in Princeton, the Company’s fully diluted interest in Princeton was reduced to approximately 23%. Additionally, the Company lost its right to appoint a member of the Princeton board as well as other preferred stockholder rights, including the right to vote its stock in Princeton. The sale of the Company’s holdings in Princeton and the related proposed liquidation of the Company described below require shareholder approval. The Company’s Board of Directors has fixed the close of business on May 7, 2004, as the record date for determining stockholders entitled to notice of and to vote at the special meeting of stockholders on July 6, 2004.

In connection with entering into the agreement, the Company was released from its guaranty of the Princeton office lease in Princeton, NJ.

Plan of Liquidation

After considering all options, the Company’s Board of Directors has determined that the sale of New Century’s interest in Princeton followed by the liquidation of the Company would be advisable and in the best interest of its stockholders. As a result, the Company’s Board of Directors unanimously recommended to the stockholders that the sale of Princeton and related liquidation of the Company be approved. If and when Princeton engages in additional equity financings, the Company’s inability to participate will result in its holdings in Princeton being further diluted, which may result in decreased value available to stockholders. In addition, New Century has limited resources to continue to support its current holdings or invest in new businesses, and currently anticipates that as early as mid-to-late 2005, the Company would be required to begin the process of liquidating its holdings in Princeton to raise cash necessary to pay corporate overhead expenses as well as expenses associated with being a public company. This would further dilute the Company’s interest in Princeton, and would eventually deplete any assets New Century might have available to distribute to stockholders. As a result, the Board of Directors believes that it is important to sell the Company’s holdings in Princeton now and subsequently liquidate New Century to maximize the amount of cash available to the stockholders.

At July 6, 2004 (the date set for the special meeting of stockholders), the Company’s cash position is estimated to be approximately $4.1 million before payment of transaction related fees. In addition to the Company’s cash, the liquidation proceeds would include $10.0 million in cash from the sale of the Company’s holdings in Princeton. The Company also currently holds 375,000 common shares in Sharps Compliance Corp. (“Sharps”) which would be sold for an estimated $0.3 million. The above items represent approximately $14.4 million in estimated liquidation proceeds, before related transaction expenses.

In conjunction with the proposed liquidation, the Company anticipates utilizing cash through completion of the liquidation, including but not limited to: (i) ongoing operating costs of approximately $0.5 million for the period subsequent to shareholder approval, (ii) payment of approximately $0.6 million to the Company’s Chief Executive Officer for his interest in the Company’s holdings of Princeton, (iii) legal, consulting and other transaction related fees estimated at $0.5 million, (iv) severance related expenditures totaling approximately $2.6 million, including payments of approximately $2.5 million to New Century’s two executive officers, (v) other costs, including payments of accrued liabilities, insurance, vendor arrangement and lease terminations and other wind-down costs estimated to range from $0.5 million to $1.4 million. In addition, the Company has initially determined that approximately $0.5 million to $0.7 million should be reserved for any unknown liabilities that may arise. As a result, the Company currently estimates that it should be able to distribute to its shareholders, in one or more cash distributions over time, approximately $8.1 million to $9.2 million, or $0.23 to $0.27 per share, in liquidation. These amounts are estimates only and could ultimately be higher or lower.

If the stockholders approve the sale of the Company’s holdings in Princeton and the related plan of liquidation, the Company intends to dissolve by filing articles of dissolution, liquidate its remaining assets, satisfy its remaining obligations and make one or more distributions to its shareholders of cash or assets available for distribution. The Company currently anticipates that the certificate of dissolution would be filed within approximately 10 days following shareholder approval of the plan of liquidation. Upon filing the certificate of dissolution, the Company expects to close its stock transfer books, which would generally prohibit any further transfers of record of its shares following dissolution. The Company anticipates making an initial distribution to shareholders within approximately 60 days following the filing of the certificate of dissolution. However, the precise timing of these events cannot be predicted, and the initial distribution may be made after the 60-day period. If the stockholders do not approve the Princeton sale and related liquidation, New Century will not liquidate, and the Board of Directors will continue to manage the Company as a publicly owned corporation and will explore what, if any, alternatives are then available for the future of the business.

Important Additional Information Filed With The SEC

New Century has filed with the SEC and mailed to its stockholders a Proxy Statement in connection with the proposed sale of its interest in Princeton and the proposed liquidation and dissolution. The Proxy Statement contains important information about New Century and the matters submitted for stockholder approval. Investors and shareholders are urged to read the Proxy Statement carefully.

Investors and shareholders can obtain free copies of the Proxy Statement under Schedule 14A and other documents filed with the SEC by New Century through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders can obtain free copies of the Proxy Statement from New Century by contacting the Chief Financial Officer of New Century at (210) 302-0410.

About New Century Equity Holdings Corp.
New Century Equity Holdings Corp. (OTC BB:NCEH) is a company focused on high growth organizations. The Company’s holdings include its investments in Princeton eCom Corporation and Sharps Compliance Corp. New Century Equity Holdings Corp. is headquartered in San Antonio, Texas.

This press release contains forward-looking statements with respect to our plans and objectives, distributions resulting from the sale and liquidation of our assets, general economic conditions and other matters. For this purpose, any statement that is not a statement of historical fact and any statement using the term “believes,” “expects,” “plans,” “anticipates,” “estimates” or any similar expression is a forward-looking statement, including without limitation statements concerning the estimated amount and timing of closing of the sale of New Century’s interest in Princeton and any distribution(s) to stockholders, the timing of dissolution, liquidation and closure of our stock transfer books and the future operation and wind-down of our business. Those statements include statements regarding our intent, belief, or current expectations, as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause the results to differ materially from those in forward-looking statements include those discussed in New Century’s filings with the Securities and Exchange Commission, including the proxy statement to be filed in connection with the Princeton sale and related plan of liquidation.

# # #

New Century Equity Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2004	2003
	(Unaudited)
Revenues	$—	$—
Operating expenses:
Selling, general and administrative expenses	645	680
Depreciation and amortization expense	16	40

Operating loss from continuing operations	(661)	(720)
Other income (expense):
Interest income, net	10	27
Equity in net loss of affiliate	(1,200)	(647)
Other (expense) income, net	(1)	12

Total other expense, net	(1,191)	(608)

Net loss from continuing operations	(1,852)	(1,328)
Discontinued operations:
Net income from disposal of discontinued operations	—	147

Net loss	$(1,852)	$(1,181)

Basic and diluted net (loss) income per common share:
Net loss from continuing operations	$(0.05)	$(0.04)
Net income from disposal of discontinued operations	—	0.01

Net loss	$(0.05)	$(0.03)

Weighted average common shares outstanding	34,653	34,218

New Century Equity Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,398	$5,330
Accounts receivable	26	28
Prepaid and other assets	222	309

Total current assets	4,646	5,667
Property and equipment, net	32	83
Other non-current assets	53	53
Investments in affiliates	5,656	7,233

Total assets	$10,387	$13,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59	$58
Accrued liabilities	443	1,252

Total current liabilities	502	1,310
Other non-current liabilities	—	—

Total liabilities	502	1,310
Stockholders’ equity	9,885	11,726

Total liabilities and stockholders’ equity	$10,387	$13,036